Wilshire Credit Corporation

Exhibit D	Payments P.O. Box 105344; Atlanta, GA 30348-5344 or P.O. Box 7195; Pasadena, CA 91109-7195
March 13, 2008	Correspondence P.O. Box 8517; Portland, OR 97207-8517
Phone (503) 952-7947 (888)502-0100
Fax (503) 952-7476
Web Site www.wcc.ml.com
LaSalle Bank NA
135 S. LaSalle Street
IL4-135-15-11
Chicago, IL   60603
Attn: RMBS Administration

Merrill Lynch Mortgage Investors, Inc
250 Vesey Street
4 World Financial Center, 10th Floor
New York, NY   10080
Attn: Ketan Parekh

Re:        Annual Officer's Certificate
(Wilshire Pool 692) Mortgage Loan Servicing Agreement dated as of May 1, 2007 between Wilshire Credit Corporation, Servicer, Litton Loan Servicing LP, Servicer, LaSalle Bank National Association, Master Servicer and Securities Administrator, Merrill Lynch Mortgage Investors Trust, Series 2007-SLl, Issuing Entity, Citibank, N.A., Indenture Trustee, Merrill Lynch Mortgage Investors, Inc., Depositor, Merrill Lynch Mortgage Lending, Inc., Sponsor for the Merrill Lynch Mortgage Investors Trust, Series 2007-SLl

1, Ken Frye, Senior Vice President, Loan Servicing of Wilshire Credit Corporation (the "Servicer"), hereby certify that:

(i) A review of the activities of the Servicer during such preceding calendar year and of the performance under the Agreement has been made under my supervision, and

(ii) To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Wilshire Credit Corporation, as Servicer
Certified by: /s/ Ken Frye
Name:  Ken Frye
Title:  Senior Vice President, Loan Servicing